EXHIBIT 99.1
LSB Bancshares Reports 3rd Quarter Financial Results
LEXINGTON, N.C., October 17, 2005 — LSB Bancshares, Inc. (Nasdaq: LXBK), parent company of Lexington State Bank, reported net income in the third quarter of 2005 of $2,500,000, or $0.29 per diluted share, compared to $1,777,000, or $0.21 per diluted share, in the third quarter of 2004.
The increase in earnings was primarily due to higher net interest income and a lower provision for loan losses. Net interest income increased 14% to $11,206,000 in the third quarter of 2005 from $9,788,000 in the year-ago period, and benefited both from a recovery in the net interest margin as well as growth in average earning assets. The provision for loan losses was $715,000 in 2005’s third quarter, down 35% from $1,104,000 in the third quarter of 2004. Noninterest income decreased 4% to $3,398,000 in 2005’s third quarter versus $3,540,000 in the year-ago quarter. Noninterest expense increased 4% to $10,087,000 in the third quarter of 2005 from $9,654,000 in the third quarter of 2004.
For the nine months ended September 30, 2005, net income was $7,162,000, or $0.83 per diluted share, compared to $6,166,000, or $0.72 per diluted share, in the first nine months of 2004. Net interest income increased 13% to $32,610,000 in the nine months ended September 30, 2005 from the year-ago period. Noninterest income for the first nine months of the year decreased approximately 6% over this period, although approximately half of that decline was due to the fact that the year-ago period included a nonrecurring gain on the sale of real estate of $292,000. Noninterest expense was up 5%, while the provision for loan losses declined 3% relative to the respective year-ago levels.
The Bank achieved year-over-year balance sheet growth that was generally in the upper single digits and low double digits. As of September 30, 2005, total assets were approximately $992 million, an increase of 9% from the year-ago figure, while deposits grew 12% to $818 million and net loans increased 9% to $755 million from the year-ago level. Nonperforming assets, including nonaccruing loans, accruing loans more than 90 days past due, restructured loans and other real estate owned, were $8.5 million at September 30, 2005, versus $5.7 million at the year-ago date. Included in the $8.5 million was $4.7 million in other real estate owned, most of which related to the previously disclosed acquisition, by means of deed-in-lieu of foreclosure, of coastal property by the Bank during the second quarter of 2005. The reserve for loan losses at the end of 2005’s third quarter was $8,684,000 or 1.14% of loans. Shareholders’ equity totaled $91.5 million, and represented an equity-to-assets ratio of 9.2%.
“We are pleased with the strong growth in earnings, which was due to a number of positive developments,” said LSB Bancshares Chairman, President and CEO Robert F. Lowe. “For example, the net interest margin continued to recover, and growth in average earning assets remained solid relative to year-ago levels. Additionally, annual noninterest expense growth has been contained at approximately 5%, both for the third quarter and year-to-date periods. Lowe concluded, “While the banking environment remains challenging, we remain confident about our long-term opportunities for growth.”
LSB Bancshares recently declared a quarterly dividend of $0.17 per share, which will be paid October 15, 2005 to shareholders of record as of October 1, 2005. This level of dividend represents a 6% increase from the year-ago amount.

LSB The Bank is one of the largest community banks in North Carolina, with 25 offices in Davidson, Forsyth, Guilford, Randolph and Stokes counties and a mortgage origination office in Wake County. Services are also available through 31 ATMs and cash dispensers, “LSB By Net” online banking and 24-hour “LSB By Phone” banking. LSB The Bank owns two subsidiaries: LSB Investment Services, Inc., which offers non-deposit, non-insured investment alternatives such as mutual funds and annuities; and Peoples Finance Co. of Lexington, Inc., which offers small loans and dealer financing.
Common stock of the bank’s parent company, LSB Bancshares, Inc., is traded on the Nasdaq National Market and is quoted under the symbol LXBK. Additional information about LSB is available on its web site, www.lsbnc.com.
Market makers include: Davenport & Company LLC; Friedman Billings Ramsey & Co.; FTN Midwest Research Secs.; Goldman, Sachs & Co.; Keefe, Bruyette & Woods, Inc.; Morgan Keegan & Co., Inc.; Morgan Stanley & Co., Inc.; Moors & Cabot, Inc.; The Robinson Humphrey Co.; Sandler O’Neill & Partners, and Schwab Capital Markets.
Information in this press release contains forward-looking statements. These statements are identified by words such as “expects,” “anticipates,” “should,” or other similar statements about future events. These forward-looking statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, legislative and regulatory changes, and the effects of competition. Additional factors that could cause actual results to differ materially from those anticipated by forward-looking statements are discussed in LSB’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. LSB undertakes no obligations to revise these statements following the date of this news release.
NOTE: For more information, please contact Monty J. Oliver, EVP & Chief Financial Officer @ 336-242-6207 or 336-248-6500 or
1-800-876-6505, ext. 207

Consolidated Balance Sheets
(In thousands)

	September 30
	2005	2004
Assets
Cash and Due from Banks	$42,069	$38,581
Interest-Bearing Bank Balances	2,590	1,222
Federal Funds Sold	25,802	20,206
Investment Securities:
Held to Maturity, at Amortized Cost	27,432	28,541
Available for Sale, at Market Value	102,745	99,533
Loans	763,211	701,961
Less, Allowance for Loan Losses	(8,684)	(8,006)

Net Loans	754,527	693,955
Premises and Equipment	18,671	17,289
Other Assets	17,989	12,563

Total Assets	991,825	911,890

Liabilities
Deposits:
Demand	127,382	92,255
Savings, N.O.W. and Money Market Accounts	411,668	426,496
Certificates of Deposit of less than $100,000	146,384	118,403
Certificates of Deposit of $100,000 or more	132,288	95,279

Total Deposits	817,722	732,433
Securities Sold Under Agreements to Repurchase	1,474	1,307
Borrowings from the Federal Home Loan Bank	75,000	83,000
Other Liabilities	6,156	4,955

Total Liabilities	900,352	821,695

Shareholders’ Equity
Preferred Stock, Par Value $.01 Per Share:
Authorized 10,000,000 shares; None Issued	—	—
Common Stock, Par Value $5 Per Share:
Authorized 50,000,000 Shares; Issued 8,525,846 Shares in 2005 and 8,579,468 Shares in 2004	42,629	42,897
Paid-In Capital	9,462	10,397
Directors’ Deferred Plan	(1,313)	(1,186)
Retained Earnings	41,398	37,754
Accumulated Other Comprehensive Income	(703)	333

Total Shareholders’ Equity	91,473	90,195

Total Liabilities and Shareholders’ Equity	$991,825	$911,890

Memorandum: Standby Letters of Credit	$5,522	$6,138

LSB Bancshares Inc.
Consolidated Statements of Income
(In thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
Interest Income
Interest and Fees on Loans	$14,261	$11,068	$40,060	$32,510
Interest on Investment Securities:
Taxable	916	853	2,672	2,444
Tax Exempt	366	370	1,080	1,124
Interest-Bearing Bank Balances	92	41	285	127
Federal Funds Sold	145	71	326	156

Total Interest Income	15,780	12,403	44,423	36,361

Interest Expense
Deposits	3,658	1,783	8,980	5,025
Securities Sold Under Agreements to Repurchase and Federal Funds Purchased	4	1	9	6
Borrowings from the Federal Home Loan Bank	912	831	2,824	2,461

Total Interest Expense	4,574	2,615	11,813	7,492

Net Interest Income	11,206	9,788	32,610	28,869
Provision for Loan Losses	715	1,104	2,314	2,396

Net Interest Income After Provision for Loan Losses	10,491	8,684	30,296	26,473

Noninterest Income
Service Charges on Deposit Accounts	1,774	1,875	5,027	5,381
Gains on Sales of Mortgages	105	133	383	390
Other Operating Income	1,519	1,532	4,731	5,014

Total Noninterest Income	3,398	3,540	10,141	10,785

Noninterest Expense
Personnel Expense	5,443	5,026	16,129	15,135
Occupancy Expense	454	437	1,374	1,317
Equipment Depreciation and Maintenance	555	615	1,722	1,708
Other Operating Expense	3,635	3,576	10,433	10,066

Total Noninterest Expense	10,087	9,654	29,658	28,226

Income Before Income Taxes	3,802	2,570	10,779	9,032
Income Taxes	1,302	793	3,617	2,866

Net Income	$2,500	$1,777	$7,162	$6,166

Earnings Per Share
Basic	$0.29	$0.21	$0.84	$0.72
Diluted	$0.29	$0.21	$0.83	$0.72

Weighted Average Shares Outstanding
Basic	8,534,578	8,579,468	8,558,693	8,573,443
Diluted	8,575,859	8,616,515	8,599,251	8,620,923

LSB Bancshares, Inc.
Financial Highlights
(In thousands, except ratios)

	Three Months Ended September 30
	2005	2004	Change
Financial Ratios:
Return on average assets	1.01%	0.79%	22	BP
Return on average shareholders’ equity	10.77%	7.84%	293
Net Interest Margin (FTE)	4.92%	4.76%	16

Average Balances:
Loans	$764,035	$692,001	10.4%
Earning assets	914,606	840,742	8.8
Total assets	983,754	899,907	9.3
Interest-bearing deposits	678,866	638,474	6.3
Total deposits	800,611	727,561	10.0

Allowance for loan losses:
Beginning balance	$8,466	$8,112	4.4%
Provision for loan losses	715	1,104	(35.2)
Loans charged off	(635)	(1,297)	(51.0)
Recoveries	138	87	58.6

Ending balance	8,684	8,006	8.5

	Nine Months Ended September 30
	2005		2004		Change
Financial Ratios:
Return on average assets	1.00%		0.93%		7	BP
Return on average shareholders’ equity	10.45%		9.13%		132
Net Interest Margin (FTE)	4.93%		4.74%		19

Average Balances:
Loans	$749,715		$683,490		9.7%
Earning assets	896,847		827,497		8.4
Total assets	959,887		884,736		8.5
Interest-bearing deposits	661,687		627,630		5.4
Total deposits	770,823		713,745		8.0

Allowance for loan losses:
Beginning balance	$7,962		$7,846		1.5%
Provision for loan losses	2,314		2,396		(3.4)
Loans charged off	(1,977)		(2,861)		(30.9)
Recoveries	385		625		(38.4)

Ending balance	8,684		8,006		8.5

Nonperforming assets
Nonperforming Loans:
Past due 90 days or more	$2,390		$1,728		38.3%
Nonaccrual loans	492		1,825		(73.0)
Restructured loans	858		588		45.9

Total nonperforming loans	3,740		4,141		(9.7)
Other real estate	4,713		1,577		198.9

Total nonperforming assets	8,453		5,718		47.8

Asset Quality Ratios
Nonperforming loans to total loans	0.49%		0.81%		(32	)BP
Nonperforming loans to total assets	0.38%		0.63%		(25)
Allowance for loan losses to total loans	1.14%		1.14%		—
Net charge-offs to average loans	0.21%		0.33%		(12)
Allowance for loan losses to nonperforming loans	2.32	X	1.93	X

BP— Denotes Basis Points